UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2014

Green Plains Renewable Energy, Inc.

(Exact name of registrant as specified in its charter)

Iowa	001-32924	84-1652107
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On February 14, 2014, Green Plains Renewable Energy, Inc (the “Company”), gave notice that it had called for redemption all of its outstanding 5.75% Convertible Senior Notes due 2015 (the “2015 Convertible Notes”), $90.0 million aggregate principal amount, pursuant to the provisional “optional redemption” right in the indenture governing the 2015 Convertible Notes. Currently, the 2015 Convertible Notes are convertible by the holders thereof into shares of the Company’s common stock (“Common Stock”) at the conversion rate of 72.6961 shares of Common Stock for each $1,000 principal amount of 2015 Convertible Notes converted. The conversion rate in effect from February 14, 2014 through February 28, 2014 was 72.5846 shares of Common Stock for each $1,000 principal amount of 2015 Convertible Notes converted.

On March 18, 2014, approximately $10.0 million of the 2015 Convertible Notes were submitted for conversion into Common Stock. Set forth below is a chart that describes the aggregate principal amount of 2015 Convertible Notes converted and the resulting number of shares issued in connection with this conversion:

Conversion Date	Principal Amount of Convertible Notes Converted	Number of Shares of Common Stock Issued
3/18/2014	$10,028,000	728,995

Combined with all other conversions, approximately $89.95 million of the 2015 Convertible Notes have been submitted for conversion into Common Stock through March 19, 2014.

The shares of Common Stock were issued solely to former holders of the 2015 Convertible Notes upon conversion pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. This exemption is available to the Company because the shares of Common Stock were exchanged by the Company with its existing security holders in accordance with the terms of the indenture governing the notes with no commission or other remunerations being paid or given for soliciting such an exchange.

On March 20, 2014, the Company redeemed the remaining $50,000 of the 2015 Convertible Notes at par value plus accrued and unpaid interest through March 19, 2014. All $90.0 million of the 2015 Convertible notes have been retired effective March 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Renewable Energy, Inc.

Date: March 21, 2014

	By:	/s/ Jerry Peters
Jerry L. Peters
Chief Financial Officer (Principal Financial Officer)

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